COMMUNITY BANK SYSTEM, INC.

                  1994 LONG-TERM INCENTIVE COMPENSATION PROGRAM

     1. Preamble. Effective as of July 1, 1984, the Board of Directors of Community Bank System, Inc. adopted the Community Bank System, Inc. Long Term Incentive Compensation Program ("1984 Program"). The 1984 Program provided for the granting of incentive stock options, non-statutory stock options, retroactive stock appreciation rights, and restricted stock awards. The 1984 Program also provided that no option could be granted under that program after June 30, 1994.

     This document sets forth the terms of the Community Bank System, Inc. 1994 Long Term Compensation Program ("1994 Program"), which shall become effective as of July 1, 1994, contingent upon the approval of the 1994 Program by the shareholders of Community Bank System, Inc. Options and other rights granted prior to July 1, 1994 pursuant to the 1984 Program shall remain subject to the terms of the 1984 Program and any implementing agreements. Options and other rights described in this 1994 Program document shall be granted after June 30, 1994 in accordance with the terms of this 1994 Program document.

     2. Purpose. The purpose of the 1994 Program is to promote the interests of the Bank by providing current and future directors, officers and other key employees with an equity or equity-based interest in the Bank, so that the interests of such directors and employees will be closely associated with the interest of shareholders by reinforcing the relationship between shareholder gains and compensation. Pursuant to this 1994 Program, eligible directors may receive formula awards and eligible employees may receive (a) Incentive Stock Options, (b) Non-Statutory Stock Options, (c) Retroactive Stock Appreciation Rights, and/or (d) Restricted Stock Awards.

     3. Eligibility. Officers who are employees of the Bank or its Subsidiaries, and other key employees of the Bank or its Subsidiaries, shall be eligible to participate in the 1994 Program. Employee participants shall be selected by the Committee based upon such factors as the employee's past and potential contributions to the success, profitability, and growth of the Bank. Notwithstanding the foregoing, each non-employee member of the Board of Directors (or of the board of directors of a Subsidiary whom the Board of Directors has specifically selected, in a written resolution, for participation in this 1994 Program) shall be eligible for a formula award pursuant to Paragraph 6, but shall be ineligible for discretionary grants pursuant to Paragraphs 6, 9, or 10.

     4. Definitions. As used in this 1994 Program,

        (a) "Bank" shall mean Community Bank System, Inc.

        (b) "Board of Directors" shall mean the Board of Directors of the Bank.

        (c) "Committee" shall mean the committee appointed by the Board of Directors to administer the 1994 Program in accordance with Paragraph 15.

        (d) "Common Stock" shall mean the Common Stock, par value $5.00 per share, of the Bank.

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        (e) "Disinterested Director" shall mean a member of the Board of
Directors who has not, at any time within one year prior to the member's participating in the administration of the 1994 Program, received stock, stock options (except for formula awards pursuant to the last paragraph of Paragraph 6 hereof), stock appreciation rights or any other equity security of the Bank pursuant to the 1994 Program or any other plan of the Bank or its affiliates.

        (f) "Eligible Employees" shall mean persons described in Paragraph 3.

        (g) "Incentive Stock Option" shall mean the right granted to an Eligible Employee to purchase Common Stock under this 1994 Program, the grant, exercise and disposition of which are intended to comply with, and to be governed by, Internal Revenue Code Section 422.

        (h) "Market Value per Share" shall mean, at any date, the fair market value per share of the shares of Common Stock, as described in good faith by the Committee.

        (i) "Non-Statutory Stock Option" shall mean the right granted to an Eligible Employee or Director to purchase Common Stock under this 1994 Program, the grant, exercise and disposition of which are not intended to be subject to the requirements and limitations of Internal Revenue Code Section 422.

        (j) "Optionee" shall mean the Eligible Employee or Director to whom an Option Right is granted pursuant to an agreement evidencing an outstanding Incentive Stock Option or Non-Statutory Stock Option.

        (k) "Option Right" shall mean the right to purchase a share of Common Stock upon exercise of an outstanding Incentive Stock Option or Non-Statutory Stock Option.

        (l) "Restricted Stock Award" shall mean an award of Common Stock to an Eligible Employee that is subject to the restrictions described in Paragraph 10 and subject to tax under Internal Revenue Code Section 83.

        (m) "Retroactive Stock Appreciation Rights" shall mean an Eligible Employee's right to receive payments described in Paragraph 9.

        (n) "Subsidiary" shall mean any corporation in which (at the time of determination) the Bank owns or controls, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock issued by the corporation.

     5. Shares Available Under the 1994 Program.

        (a) The shares of Common Stock which may be made the subject of Option Rights or Restricted Stock Awards pursuant to this 1994 Program may be either
(i) shares of original issue, (ii) treasury shares, (iii) shares held in a grantor trust maintained by the Bank, or (iv) a combination of the foregoing.

        (b) Subject to adjustments in accordance with Paragraph 12 of this 1994 Program, the maximum number of shares of Common Stock that may be the subject of Option Rights, Retroactive Stock Appreciation Rights or Restricted Stock Awards granted pursuant to this 1994 Program shall be 305,000 shares of Common Stock which are made available by virtue of this 1994 Program.

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     6. Grants of Option Rights Generally. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Option Rights to Eligible Employees. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

        (a) Each grant shall specify whether it is intended as a grant of Incentive Stock Options or Non-Statutory Stock Options.

        (b) Each grant shall specify the number of shares of Common Stock to which it pertains.

        (c) Each grant shall specify an option price not less than 50% of the Market Value per Share on the date the Option Right is granted.

        (d) Successive grants may be made to the same Eligible Employee whether or not any Option Rights previously granted to such Eligible Employee remain unexercised.

        (e) Upon exercise of an Option Right, the entire option price shall be payable (i) in cash, (ii) by the transfer to the Bank by the Optionee of shares of Common Stock with a value (Market Value per Share times the number of shares) equal to the total option price, or (iii) by a combination of such methods of payment. Payment may not be made with Common Stock issued to the Optionee by the Bank upon his or her prior exercise of an option under this 1994 Program or any other option plan unless the Common Stock received upon that prior exercise shall have been held by the Optionee for at least one year.

        (f) Each grant of Option Rights shall be evidenced by an agreement executed on behalf of the Bank by any officer designated by the Committee for this purpose and delivered to and accepted by the Eligible Employee and shall contain such terms and provisions, consistent with this 1994 Program, as the Committee may approve.

     As soon as practicable after each January 1 occurring after 1995, each non-employee member of the Board of Directors (or of the board of directors of a Subsidiary whom the Board of Directors has specifically selected, in a written resolution, for participation in this 1994 Program) who has (i) attended at least 75% of the Board of Directors or Board committee meetings he or she was scheduled to attend during the immediately preceding calendar year, (ii) served as a director of the Bank or a Subsidiary on the last day of such calendar year, and (iii) completed at least six months of service on the Board of Directors (or on the board of directors of a Subsidiary) shall be granted a Non-Statutory Stock Option, provided that the first such annual grant of a Non-Statutory Stock Option shall be to purchase 805 shares of Common Stock, and each subsequent annual grant of a Non-Statutory Stock Option shall be to purchase 1000 shares of Common Stock. Notwithstanding the foregoing, to the extent that the Committee determines that grants may be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended ("Rule 16b-3"), each Non-Statutory Stock Option granted pursuant to the preceding sentence shall relate to a number of shares of Common Stock which shall be determined based on the financial performance of the Bank. Such financial performance of the Bank shall be determined based on factors including but not limited to the Bank's return on equity, measures of the Bank's asset quality, and the Bank's CAMEL rating. Each Non-Statutory Stock Option granted pursuant to this paragraph shall be granted at an option price per share equal to the Market Value per share on the date of grant and be fully exercisable upon its date of grant, provided that shares of Common Stock acquired pursuant to the exercise of such a Non-Statutory Stock Option may not be sold or otherwise transferred by a director within six months of such grant.

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     7. Special Rules for Grants of Incentive Stock Options.

        (a) Notwithstanding Paragraph 6(c), if an Incentive Stock Option is granted to any Eligible Employee who, immediately after such option is granted, is considered to own stock possessing more than ten percent of the combined voting power of all classes of stock of the Bank, or any of its subsidiaries, the option price per share shall be not less than 110 percent of the Market Value per Share on the date of the grant of the option, and such option may be exercised only within five years of the date of the grant.

        (b) The period of each Incentive Stock Option by its terms shall be not more than ten years from the date the option is granted as specified by the Committee.

        (c) The Committee shall establish the time or times within the option period when the Incentive Stock Option may be exercised in whole or in such parts as may be specified from time to time by the Committee, except that Incentive Stock Options shall not be exercisable earlier than one year, nor later than 10 years, following the date the option is granted. The date of grant of each Option Right shall be the date of its authorization by the Committee.

        (d) Except as provided in Paragraph 13, or as may be provided by the Committee at the time of grant, (i) in the event of the Optionee's termination of employment due to any cause, including death or retirement, rights to exercise Incentive Stock Options shall cease, except for those which are exercisable as of the date of termination, and (ii) rights that are exercisable as of the date of termination shall remain exercisable for a period of three months following a termination of employment for any cause other than death or disability, and for a period of one year following a termination due to death or disability. However, no Incentive Stock Option shall, in any event, be exercised after the expiration of ten years from the date such option is granted, or such earlier date as may be specified in the option.

        (e) No Incentive Stock Options shall be granted hereunder to any Optionee that would allow the aggregate fair market value (determined at the time the option is granted) of the stock subject of all post-1986 incentive stock options, including the Incentive Stock Option in question, which such Optionee may exercise for the first time during any calendar year, to exceed $100,000. The term "post-1986 incentive stock options" shall mean all rights, which are intended to be "incentive stock options" under the Internal Revenue Code, granted on or after January 1, 1987 under any stock option plan of the Bank or its Subsidiaries. If the Bank shall ever be deemed to have a "parent", as such term is used for purposes of Section 422 of the Internal Revenue Code, then rights intended to be "incentive stock options" under the Internal Revenue Code, granted after January 1, 1987 under such parent's stock option plans, shall be included with the terms of the definition of "post-1986 incentive stock options".

     8. Special Rules for Grants of Non-Statutory Stock Options.

        (a) Except as provided in Paragraph 13, or as may be provided by the Committee at the time of grant, (i) in the event of the Optionee's termination of employment due to death or disability, rights to exercise Non-Statutory Stock Options that are exercisable as of the date of termination shall remain exercisable for two years following termination, (ii) in the event of the Optionee's termination of employment due to any other reason, the rights to exercise Non-Statutory Stock Options that are exercisable as of the date of termination shall remain exercisable for three months following termination, and
(iii) the right to exercise Non-Statutory Stock Options that are not exercisable as of the date of termination shall be forfeited.

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        (b) The Bank shall not issue stock certificates to an Optionee who exercises a Non-Statutory Stock Option, unless payment of the required lawful withholding taxes has been made to the Bank by check, payroll deduction or other arrangements satisfactory to the Committee.

        (c) Notwithstanding any other provision of this 1994 Program to the contrary and except as provided in Paragraph 13 hereof, Non-Statutory Stock Options issued pursuant to the last paragraph of Paragraph 6 shall be exercisable until the earlier of (i) ten years from the date of grant of such Non-Statutory Stock Option, or (ii) termination of the Optionee's service on the Board of Directors for Just Cause. For the purposes of this Paragraph 8(c), "Just Cause" shall mean, in the good faith determination of the Committee, the Optionee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order. Additionally, in the event that the Committee, in its sole discretion, determines that an Optionee who has left service with the Bank or Subsidiary engaged in misconduct which would have constituted Just Cause for dismissal if the Optionee were then serving with the Bank or a Subsidiary, then the Committee may rescind, without the consent of the Optionee, any or all unexercised Option Rights held by the Optionee.

     9. Retroactive Stock Appreciation Rights. Upon such conditions and limitations it deems advisable, the Committee may authorize (a) the surrender of the right to exercise all or a portion of an Option Right granted under the 1994 Program that is exercisable at the time of surrender, and (b) the payment in exchange for the surrender of an amount of up to the excess of the Market Value per Share at the time of surrender of the shares covered by the option, or portion thereof, surrendered over the option price of such shares. Such payment may be made in shares of Common Stock valued at fair market value or in cash or partly in cash and partly in shares of Common Stock, at the Committee's sole discretion. The shares of Common Stock covered by any Option Right, or portion thereof, as to which the right to purchase has been so surrendered shall not again be available for purposes of Option Rights under the 1994 Program.

     10. Restricted Stock Awards.

        (a) Shares of Common Stock granted pursuant to a Restricted Stock Award issued under the 1994 Program (except as otherwise provided in the 1994 Program) shall not be sold, exchanged, transferred, assigned, pledged, hypothecated, or otherwise disposed of, for the period of time determined by the Committee in its absolute discretion (the "Forfeiture Period"). Except as provided in Paragraph 13, or as may be provided by the Committee at the time of grant, if the recipient's employment with the Bank or any of its Subsidiaries terminates prior to the expiration of the Forfeiture Period for any reason other than death or disability, the recipient shall, on the date employment terminates, forfeit and surrender to the Bank the number of shares of Common Stock with respect to which the Forfeiture Period has not expired as of the date employment terminates. If Common Stock is forfeited, dividends paid on those shares during the Forfeiture Period may be retained by the recipient.

        (b) Upon each grant of a Restricted Stock Award, the Committee shall fix the Forfeiture Period. Each certificate of Common Stock issued pursuant to the Restricted Stock Award shall bear a legend to reflect the Forfeiture Period until the Forfeiture Period expires. As a condition to issuance of Common Stock to an Eligible Employee, the Committee may require the Eligible Employee to enter into an agreement providing for the Forfeiture Period and such other terms and conditions that it prescribes, including, but not limited to, a provision that Common Stock issued to the to the Eligible Employee shall be held by an escrow

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agent until the Forfeiture Period lapses. The Committee also may require a written representation by the Eligible Employee that he or she is acquiring the shares for investment.

        (c) When the Forfeiture Period with respect to shares to Common Stock lapses, a certificate for such shares shall be issued, free of any escrow; such certificate shall not bear a legend relating to the Forfeiture Period.

        (d) Each Eligible Employee shall agree, at the time he or she receives a Restricted Stock Award and as a condition thereof, to pay or make arrangements satisfactory to the Committee regarding the payment to the Bank of any federal, state or local taxes of any kind required by law to be withheld with respect to any award or with respect to the lapse of any restrictions on shares of restricted Common Stock awarded under this 1994 Program, or the waiver of any forfeiture hereunder, and also shall agree that the Bank may, to the extent permitted by law, deduct such taxes from any payments of any kind due or to become due to such recipient from the Bank, sell by public or private sale, with ten days notice or such longer notice as may be required by applicable law, a sufficient number of shares of Common Stock so awarded in order to cover all or part of the amount required to be withheld, or pursue any other remedy or law or in equity. In the event that the recipient of shares of Common Stock under this 1994 Program shall fail to pay to the Bank all such federal, state and local taxes, or to make arrangements satisfactory to the Committee regarding the payment of such taxes, the shares to which such taxes relate shall be forfeited and returned to the Bank.

        (e) The Committee shall have the authority at any time to accelerate the time at which any or all or the restrictions set forth in this 1994 Program with respect to any or all shares of restricted Common Stock awarded hereunder shall lapse.

        (f) If an Eligible Employee dies, or terminates employment with the Bank because of disability before the expiration of a Forfeiture Period, the Forfeiture Period on any Common Stock owned by the Eligible Employee shall lapse on the date of death or on the date that employment terminates because of disability, provided such date is not less than four years subsequent to the date of the award. If the date of death or disability is within four years of the date of the awards, the Committee, in its sole discretion, can waive the Forfeiture Period as to any or all of the stock.

     11. Limited Transferability. Option Rights, Restricted Stock Awards, and Retroactive Stock Appreciation Rights (collectively, "Rights") may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of decent and distribution. Notwithstanding the foregoing, or any other provision of this 1994 Program, a holder of Rights may transfer such Rights (but not Incentive Stock Options) to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Rights so transferred may thereafter be transferred only to the holder who originally received the grant or to an individual or trust to whom the holder could have initially transferred the Rights pursuant to this Paragraph. Rights which are transferred pursuant to this Paragraph shall be exercisable by the transferee according to the same terms and conditions as applied to the holder.

     12. Adjustments. The Committee may make or provide for such adjustments in the maximum number of shares of Common Stock specified in Paragraph 5 of this 1994 Program, in the numbers of shares of Common Stock covered by other rights granted hereunder, and in the prices per share applicable under all such rights, as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Optionees that otherwise would result from any

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stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Bank, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities, or any other transaction or event having an effect similar to any of the foregoing.

     13. Change in Control.

        (a) Notwithstanding any other term or provision of this 1994 Program, in the event the employment of an Eligible Employee is terminated, for any reason other than death or disability, within one year following a "Change in Control" (as defined in (b) below):

                         (i) all Option Rights granted to the Eligible Employee
                  under this 1994 Program prior to the date of termination, but not exercisable as of such date, shall become exercisable automatically as of the later of the date of termination or one year after the date the Option Right was granted;

                        (ii) any Option Right that is exercisable as of the date
                  of termination, or that becomes exercisable pursuant to (i) above, shall remain exercisable until the end of the exercise period provided in the original grant of the Option Right (determined without regard to the Eligible Employee's termination of employment); and

                       (iii) any Forfeiture Period (with respect to a Restricted
                  Stock Award) that shall be unexpired as of the date of termination shall expire automatically as of such date.

        (b) For purpose of this 1994 Program, a "Change of Control" shall be deemed to have occurred if:

                         (i) any "person" including a "group" as determined in
                  accordance with Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act"), is or becomes the beneficial owner, directly or indirectly, of securities of the Bank representing 30 percent or more of the combined voting power of the Bank's then outstanding securities;

                        (ii) as a result of, or in connection with, any tender
                  offer or exchange offer, merger or other business combination (a "Transaction"), the persons who were directors of the Bank before the Transaction shall cease to constitute a majority of the Board of Directors of the Bank or any successor to the Bank;

                       (iii) the Bank is merged or consolidated with another
                  corporation and as a result of the merger or consolidation less than 70 percent of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by former stockholders of the Bank, other than
                  (A) affiliates within the meaning of the Exchange Act, or (B) any party to the merger or consolidation;

                        (iv) a tender offer or exchange offer is made and
                  consummated for the ownership of securities of the Bank representing 30 percent or more of the combined voting power of the Bank's then outstanding voting securities; or


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                        (v) the Bank transfers substantially all of its assets
                  to another corporation which is not controlled by the Bank.

     14. Fractional Shares. The Bank shall not be required to issue any fractional shares of Common Stock pursuant to this 1994 Program. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

     15. Administration of the 1994 Program.

        (a) This 1994 Program shall be administered by the Committee, which shall consist of not less than three Disinterested Directors. No right (other than a formula award pursuant to the last paragraph of Paragraph 6 hereof) shall be granted under this 1994 Program unless the transaction is approved by the Board of Directors.

        (b) The Committee shall have the power to interpret and construe any provision of this 1994 Program. The interpretation and construction by the Committee of any provision of this 1994 Program or of any agreement evidencing the grant of rights hereunder, and any determination by the Committee pursuant to any provision of this 1994 Program or of any such agreement, shall be final and binding. No member of the Committee shall be liable for any such action or determination made in good faith.

     16. Amendments, Termination, Miscellaneous

        (a) This 1994 Program may be amended from time to time by resolutions of the Board of Directors, provided that no such amendment shall (i) increase the maximum numbers of shares of Common Stock specified in Paragraph 5 of this 1994 Program (except that adjustments authorized by Paragraph 12 of this 1994 Program shall not be limited by this provision), or (ii) change the definition of "Eligible Employees", without further approval by the stockholders of the Bank.

        (b) The Committee may, with the concurrence of the affected Optionee, cancel any agreement evidencing Option Rights granted under this 1994 Program. In the event of such cancellation, the Committee may authorize the granting of new Option Rights (which may or may not cover the same number of shares which had been the subject of the prior agreement) in such manner, at such option price and subject to the same terms and conditions as, under this 1994 Program, would have been applicable had the canceled Option Rights not been granted.

        (c) In the case of any Option Right not immediately exercisable in full, the Committee in its discretion may accelerate the time at which the Option Right may be exercised, subject to the limitation described in Paragraph 7(c).

        (d) Notwithstanding any other provision of the 1994 Program to the contrary, (i) the 1994 Program may be terminated at any time by resolutions of the Board of Directors, and (ii) no rights shall be granted pursuant to this 1994 Program after June 30, 2004.

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